Exhibit 99.1

RECENT DEVELOPMENTS

We are in the process of finalizing our results of operations and other financial and operating data for the year ended December 31, 2011. While our full financial information and operating data for such period are not available, the information below is based on management’s preliminary estimates from currently available information.

For the year ended December 31, 2011, we currently expect to report net sales between approximately $485 million and $490 million, gross margin as a percentage of net sales of approximately 32% and Adjusted EBITDA between approximately $78 million and $80 million. This preliminary estimated financial information compares to pro forma combined net sales and pro forma combined gross margin of $415.9 million and $133.6 million (or 32.1% of pro forma combined net sales), respectively, for the year ended December 31, 2010, in each case, calculated giving pro forma effect to the acquisition of the Company and related financing transactions consummated during 2010. Estimated Adjusted EBITDA for the year ended December 31, 2011 compares to combined Adjusted EBITDA of $60.7 million for the year ended December 31, 2010, which combines the predecessor period of January 1 to December 2, 2010 with the successor period of December 3, 2010 to December 31, 2010.

The expected increase in net sales and Adjusted EBITDA during the year ended December 31, 2011 as compared to the year ended December 31, 2010 is primarily attributable to volume increases in each of our product lines, the effects of a weaker U.S. dollar and the Company’s price increases in the marketplace.

For the quarter ended December 31, 2011, we currently expect to report net sales between approximately $115 million and $117 million, gross margin as a percentage of net sales of approximately 29% to 30% and Adjusted EBITDA between approximately $12.5 million and $14.5 million.

We expect an increase in net sales for the quarter ended December 31, 2011 as compared to the quarter ended December 31, 2010, primarily attributable to volume increases in each of our product lines. Estimated Adjusted EBITDA during the quarter ended December 31, 2011 as compared to the quarter ended December 31, 2010 is expected to remain relatively flat despite the increase in net sales. The positive impact of incremental sales for the quarter ended December 31, 2011 was mostly offset by higher performance-based incentive compensation due to the Company’s strong EBITDA performance for the year ended December 31, 2011, inventory adjustments primarily attributable to reserves relating to excess and obsolete inventory, and unfavorable foreign exchange transaction expenses as compared to the quarter ended December 31, 2010.

See “Non-GAAP Financial Measure” below for a discussion of Adjusted EBITDA.

Because the reporting period ended December 31, 2011 has recently ended, the unaudited financial information presented above for the year ended December 31, 2011 reflects estimates based only upon preliminary information available to us as of the date of this Statement, is subject to change pending finalization and is not a comprehensive statement of our financial results or position as of or for the year ended December 31, 2011. Our independent registered public accounting firm has not audited, reviewed, compiled or performed any procedures with respect to the above preliminary estimated financial information, and accordingly, does not express an opinion or provide any form of assurance with respect thereto. During the course of our financial statement closing process or the audit of our financial statements, we may identify items that would require us to make adjustments to our preliminary operating results described above. As a result, the foregoing discussion constitutes forward-looking statements and, therefore, we caution you that these statements are subject to risks and uncertainties, including possible adjustments to our preliminary operating results and the risk factors highlighted herein and in our filings with the SEC. Our consolidated financial statements and operating data as of and for the year ended December 31, 2011 will not be available until after this Solicitation is completed and may vary materially from the preliminary estimated financial information we have provided. Accordingly, you should not place undue reliance on these preliminary estimates. The estimates as of and for the year ended December 31, 2011 are not necessarily indicative of any future period and should be read together with “Risk Factors,” “Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Selected Historical Consolidated Financial Data,” “Unaudited Pro Forma Condensed Consolidated Statement of Operations” and our audited consolidated financial statements included in our Prospectus filed pursuant to Rule 424(b)(3) dated July 1, 2011, filed with the SEC on July 1, 2011, our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited condensed consolidated financial results included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, filed with the SEC on November 10, 2011, and the information contained in this Statement under “Risk Factor.”

NON-GAAP FINANCIAL MEASURE

Adjusted EBITDA, as presented in this Statement, is a supplemental measure of our performance that is not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). It is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, income from continuing operations or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity.

We define Adjusted EBITDA as net income (loss) plus interest, net, income tax provision, depreciation and amortization, LIFO adjustments and fair value inventory step up, restructuring and other severance expenses, settlements of prior years’ underpayments of customs duties and related legal fees, management fees paid to our sponsor, non-cash stock compensation expense, acquisition expenses, public company expenses, loss on debt extinguishment and reserves taken in connection with non-recurring litigation matters. For a reconciliation of Adjusted EBITDA to net income, which we believe is the most directly comparable GAAP measure, for the periods from January 1 to December 2, 2010 and December 3, 2010 to December 31, 2010, see our Prospectus filed pursuant to Rule 424(b)(3) dated July 1, 2011, filed with the SEC on July 1, 2011.

Our Adjusted EBITDA may not be comparable to similarly titled measures of other companies. We believe this measure is meaningful to our investors to enhance their understanding of our operating performance across reporting periods on a consistent basis, as well as our ability to comply with the financial covenants of our existing material debt agreements and service our indebtedness. Although Adjusted EBITDA is not necessarily a measure of our ability to fund our cash needs, we understand that it is frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare our performance with the performance of other companies that report Adjusted EBITDA.

Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of our results as reported under GAAP. Some of the limitations of this measure are:

•	it does not reflect our cash requirements for capital expenditures or contractual commitments;

•	it does not reflect changes in, or cash requirements for, our working capital needs;

•	it does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and our Adjusted EBITDA does not reflect any cash requirements for such replacements;

•	it does not reflect the cash requirements of the related foreign and U.S. income tax liabilities;

•	it does not reflect the impact of earnings or charges resulting from certain noteworthy events we consider not to be indicative of our ongoing operations; and

•	it does not reflect limitations on or costs related to transferring earnings from our subsidiaries to us.

In addition, other companies in our industry may calculate these measures differently than we do, limiting their usefulness as a comparative measure. Because of these limitations, our Adjusted EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of our business or as a measure of cash that will be available to use to meet our obligations. You should compensate for these limitations by relying primarily on our GAAP results and using our Adjusted EBITDA only supplementally.

3